UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 21, 2020

ZOOMPASS HOLDINGS INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-203997	30-0796392
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

2455 Cawthra Rd, Unit 75

Mississauga, ON LSA3P1, CANAD

(Address of Principal Executive Offices)

(Zip code)

647-406-1199

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425) a S

[ ] oliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)) a Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Share Exchange Agreement

Effective April 21, 2020, Zoompass Holdings, Inc. (the "Company") entered into that certain Share Exchange Agreement (the "Share Exchange Agreement") by and among the Company, Blockgration Global Corp., an Ontario corporation ("BOC"), and the shareholders of BGC (the "BGC Shareholders"). Pursuant to the Share Exchange Agreement, the Company agreed to exchange the outstanding equity stock of BGC held by the BGC Shareholders for shares of common stock of the Company. At the Closing Date, the Company issued to the BGC shareholders (i) fifty million (50,000,000) newly issued shares of the common stock, $0.001 par value, (the "ZPAS Stock"), and (ii) warrants to purchase seventy-five million (75,000,000) shares of common stock at an exercise price of $0.25 per share, valid for three years.

As a result of the Share Exchange Agreement and the other transactions contemplated thereunder, BGC will become a wholly owned subsidiary of the Company.

The above description of the Share Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the Share Exchange Agreement, which is attached here to as Exhibit 2.1 to this Current Report on Form 8-K.

Item 5.01 Changes in Control of Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

As more fully described in Item 1.01 above, the Company will issue approximately 50,000,000 Shares of the Company's common stock to the BGC Shareholders in exchange for 100% of the issued and outstanding shares of the capital stock of BGC, together with shares issuable upon exercise of the Warrants, which constitutes approximately 40% percent of the currently issued and outstanding shares of the Company's common stock.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No. Description

          2.1 Form of Asset Purchase Agreement, effective as of April 20, 2020, by and among Zoompass Holdings Inc., Blockgration Global Corp., and the shareholders of Blockgration Global Corp.*

*        The copies of the Agreement filed herewith have been redacted to remove certain           confidential information. We intend to file a confidential treatment request with the           Commission regarding this information.

April 21, 2020
By: /s/ Manny Bettencourt
Manny Bettencourt
CEO

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